Exhibit 99.(a)(3)

Schedule A

LAZARD ACTIVE ETF TRUST

November 13, 2025

Series of Shares

Lazard Emerging Markets Opportunities ETF
Lazard Equity Megatrends ETF
Lazard India Equity Opportunities ETF
Lazard International Dynamic Equity ETF
Lazard Japanese Equity ETF
Lazard Listed Infrastructure ETF
Lazard Next Gen Technologies ETF
Lazard US Systematic Small Cap Equity ETF